Exhibit 99.1
CORPORATE PARTICIPANTS
Steve Nielsen
Dycom Industries, Inc. — President, CEO
Rick Vilsoet
Dycom Industries, Inc. — General Counsel
Drew DeFerrari
Dycom Industries, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Adam Thalhimer
BB&T Capital Markets — Analyst
John Rogers
D.A. Davidson & Co. — Analyst
Alex Rygiel
Friedman, Billings, Ramsey Group, Inc. — Analyst
Simon Leopold
Morgan Keegan & Co., Inc. — Analyst
Jordan Teramo
Brigade Capital — Analyst
PRESENTATION

Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results conference call. For the conference today, all the participants are in a listen-only mode. However there will be an opportunity for your questions, and instructions will be given at that time. (Operator Instructions) As a reminder today’s call is being recorded.
With that being said, I’ll turn the conference over to your host, Mr. Steve Nielsen. Please go ahead, sir.

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Thank you John. Good morning, everyone, I would like to thank you for attending our first quarter fiscal 2010 Dycom results conference call. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading Investors and subheading Event Details. Relevant slides will be identified by number throughout our presentation. Going to slide one. Today we have on the call Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel.
Now I will turn the call over to Rick Vilsoet. Rick?

Rick Vilsoet - Dycom Industries, Inc. — General Counsel
Thank you, Steve. Turning to slide two. Except for historical information, statements made by Company management during this call may be forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectation, estimates and projections and involve known and unknown risks and uncertainties which may cause actual results to differ materially from forecasted results. These risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking information.
Steve?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Thanks, Rick. Yesterday we issued a press release announcing our first quarter results. As you review this release it is important to note the following. During the first quarter of fiscal 2010, we recorded a pre-tax charge in cost of earned revenues for the proposed settlement of a wage and hour class action claim and a $1.1 million non-cash charge to income tax expense for a valuation allowance against a deferred tax asset. In the first quarter of fiscal 2009, we incurred a pre-tax write-off of $550,000 of deferred financing cost in connection with the replacement of the Company’s credit facility. For clarity, and to enable comparability between periods, my comments will be limited to results from continuing operations excluding these items. A reconciliation of the non-GAAP results to our GAAP results for the year ago period has been provided with our press release as well as on Slide 10.
Moving to Slide 3. Results of $0.15 per share for the first quarter were down from last year’s $0.28 per share results. Revenue decreased sequentially by 3.9% to $259.1 million and declined year-over-year by 22.4% for the quarter, reflecting customer reductions in capital spending plans and a lack of any meaningful storm restoration services during the quarter. Excluding storm restoration services from the year ago quarter, revenue declined approximately 19% year-over-year. Volumes during the quarter were mixed from telephone companies as some customers deployed capital for new network initiatives at a slowing pace and most other customers tightly managed routine capital and maintenance expenditures. Construction spending by cable customers was mixed while installation activity was also mixed, slightly decreasing toward the latter part of the quarter. Margins decreased sequentially by 104 basis points but improved by 18 basis points year over year.
Cash flow from operations was strong, reflecting a slight decline in days sale outstanding and we did not repurchase any of our common stock or senior subordinated notes.
Going to Slide 4. During the quarter we experienced the effects of the weak overall economy. Revenue from AT&T was down sequentially and down year-over-year. At $47.2 million or 18.2% of revenue, AT&T was our largest customer. Revenue from Comcast was up sequentially but down year-over-year. Comcast was our second largest customer at $40.6 million, or 15.7% of total revenue. Revenue from Verizon was $38 million. Verizon was Dycom’s third largest customer for the quarter at 14.7% of revenue. Revenue from Time Warner Cable was up sequentially but down year-over-year reflecting slowing upgrade activity but increased installation volume sequentially. Time Warner Cable was our fourth largest customer at 8.6% of total revenue.
CenturyLink which resulted from the merger of CentruyTel and Embarq was our fifth largest customer with revenues of $21.7 million or 8.4% of total revenue. CenturyLink was up both sequentially and year-over-year. Altogether our top five customers represented 65.5% of revenue but were down 21.6% year-over-year. All other customers declined 23.9%.
Now moving to Slide 5. Backlog at the end of the first quarter was $819 million versus $935 million at the end of the fourth quarter, a decrease of approximately $116 million. Of this backlog, approximately $517 million is expected to be completed in the next 12 months. During the quarter we continued to book new work and renew existing work. For AT&T, a one year extension to our master service agreement in Kentucky. For CenturyLink, new two-year agreements in North Carolina, South Carolina, Virginia, Tennessee, Pennsylvania, New Jersey and Ohio. From Qwest, a three year extension to our master construction contract for Southwest Washington and Oregon, and for Time Warner Cable a one year system maintenance and upgrade contract in Southern California.
Headcount decreased during the quarter to 8,951, reflecting continued right-sizing of our workforce and a weak overall economy.
Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries, Inc. — CFO
Thanks, Steve. And good morning everyone. As I discuss the financial results for the quarter, please note that there were several items that impacted our results for the quarter for the current and prior year periods that will be excluded from my comments. We have provided a reconciliation of these non-GAAP measures to the GAAP measure in the press release and also in the Appendix of the slide presentation for today’s call.
Going to Slide number 6 of the presentation. Contract revenues for the first quarter of 2010 were $259.1 million which was down 22.4% from last year’s Q1 revenue of $334.0 million. During the prior year first quarter, we recognized storm related revenue of approximately $15.0 million and there was no storm work in the current quarter. Excluding the storm work, revenue was lower as customers continued to maintain lower levels of capital spending. Non-GAAP income from continuing operations for the current quarter was $5.8 million compared to $10.9 million in the first quarter of last year. Fully diluted earnings per share on a non-GAAP basis was $0.15 per share compared to $0.28 per share in Q1 ‘09. These non-GAAP amounts exclude the adjusting items set forth in our GAAP reconciliation in the Appendix in today’s slide presentation.
Turning to Slide number 7. During the first quarter of fiscal 2010 our cost of earned revenue included a charge for the proposed settlement of a wage and hour class action claim of $2.0 million, or 77 basis points. Excluding the impact of this charge, cost of earned revenues as a percentage of contract revenues declined slightly. Lower fuel prices contributed 88 basis points toward margin improvement, but higher costs for casualty claims and other operating costs mostly offset this improvement.
General and administrative costs were down approximately $4.0 million compared to Q1 of last year. This decline was driven by the lower level of operations on a year-over-year basis and resulted from reduced labor costs and lower professional fees in the current period. In addition, stock compensation declined by approximately $600,000 from the prior year. Depreciation and amortization was lower in the current quarter due to the sale of assets and the impact of assets reaching the end of their depreciable lives in 2009 and 2010.
Interest expense was lower on a year-over-year basis as we had lower debt balances outstanding. During the current quarter our tax provision included a reserve established against a deferred tax asset of approximately $1.1 million. On a non-GAAP basis our effective tax rate was approximately 42.4%.
Now turning to Slide number 8. Our balance sheet strength continued during the quarter and we ended the period with approximately $120 million of cash on hand. During the quarter, operating cash flows contributed $24.6 million. Based on average daily revenue in each period, days sale outstanding were 60 days, down two days from the end of Q4 ‘09. Capital expenditures, net of disposals were $8.3 million for the quarter. We ended the quarter with no borrowings outstanding under our senior credit facility and $162.1 million of availability after providing for letters of credit related to our insurance program.
Now I will turn the call back to Steve.

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Thanks Drew. Going to Slide 9. In summary, during the quarter we were challenged by a weak economy yet continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at acceptable pricing. In addition, as demand has slowed, we have generally increased market share as our customers are consolidating vendor relationships.
Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of evolving industry opportunities. The long term drivers of these opportunities are as strong as ever, and in fact may further strengthen. The government’s response to a weak economy includes increased funding for broadband initiatives, and industry mergers and acquisition activities may expand new technology deployments. Additionally, we remain encouraged that cable operators have begun to deploy a number of new technologies which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers.
And finally, we are strong financially, maintaining ample liquidity, a robust balance sheet and declining net debt, all of which position Dycom well to weather a difficult overall economic climate. As our industry continues to evolve, we believe our fundamental strengths will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. And finally, as we look ahead we expect revenues, which are down sequentially reflecting seasonality and slowing capital expenditures by a key customer and normal seasonal margins both contributing to a modest loss per share.
As the nation’s economy appears to be emerging from recession, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We are adjusting our business to address the weak economic environment and slowing expenditures from a key customer, as these adjustments have fortified our strong balance sheet and meaningfully increased our liquidity. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees, and the experience of our management team who have successfully managed through difficult economic times before
Now, John, we will open the call for questions.

QUESTION AND ANSWER
Operator
(Operator Instructions) First we have Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets — Analyst
Thanks. Good morning Steve, Drew. Steve, what is your CapEx outlook for the year? It’s a little higher in the quarter than it was in Q4 and Q3 of last year.

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We had talked on our last call, Adam, that we thought for fiscal ‘10 we would be in the $40 million to $50 million range, net and we spent about $10 million in this quarter. So we think we are on track with that expectation.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. And then you picked up a good number of CenturyLink contracts. Can you expand on how big an opportunity that is for you?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Sure. That was a number of contracts for which we had been the incumbent with Embarq. We went through a renewal rebid cycle on those, but in addition we picked up new contracts in Ohio and Pennsylvania, and we are pleased with the result. CenturyLink, as was indicated in our comments, was up organically year-over-year and up sequentially and has talked about a number of new initiatives particularly around deploying IPTV. So we expect activity with them to be good going forward.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. The telcos really seem like a stick in the mud. Are you getting any sense that that might change as we roll through calendar ‘10?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
I think I’d think about it a little bit differently. Clearly Verizon’s indicated that the FiOS program from their perspective will be concluding at the end of ‘10. So I think that’s the way we see that. AT&T continues to deploy U-verse. I think on their call or some comments I read over the last month, they actually were thinking about expanding the footprint. Whether that is a ‘10 event or thereafter it’s unclear to me but they seem to be happy. And I think some of the other telephone companies like CenturyLink, as they conclude mergers, have indicated that there will be renewed capital spending. And if the economy improves in 2010 I would expect that you would see that.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. On the broadband stimulus side are we still thinking that that is more a late calendar ‘10 event?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
At this point, they’ve slipped the approval of the first round, and I actually think consolidated ,the first and second rounds. So in that particular case I think it continues to be slow, although we have a number of customers who have applied for stimulus dollars through that program. There was an announcement I think three, four weeks ago on some smart grid awards, and actually one of our customers, where we are currently deploying fiber for them in their network, was actually awarded a pretty sizable grant under that smart grid initiative. And there’s also been some other power initiatives where we have another cooperative customer that got a pretty good award in that program. So it’s starting slow, but we are starting to see some of our existing clients secure funding.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. And last question. Just on the outlook for acquisitions, are you seeing anything attractive across your desk?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
There are certainly plenty of things to look at. I think always, Adam, for us we balance deploying capital on the growth of our business first. We think about our capital structure, what opportunities that may present and then looking at returns. We’ll look at what make sense from an acquisition perspective as long as it fits well with our business and we think has an attractive outlook. So we are always looking.

Adam Thalhimer - BB&T Capital Markets — Analyst
Thank you.

Operator
Our next question is from John Rogers with DA. Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. — Analyst
Good morning. Just looking at some of the revenue numbers by customer, one, do you have a breakdown or a distinction between the telco and the cable companies?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Drew, why don’t you round out the top ten customers and give that.

Drew DeFerrari - Dycom Industries, Inc. — CFO
I’ll do that, as well. On the telco side it was 46.3%, cable was 32.7%, utility locating was 18.1%, and the electrical installation and other was 2.8%. And then to round out the top ten, Charter was at 5.4%. Windstream was at 3.4%. Qwest, 2.3%. Cablevision, 1.6%, and Western Carolina Rural Telephone at 1.3%.

John Rogers - D.A. Davidson & Co. — Analyst
Okay. I haven’t figured out year-over-year changes for the second five, but just looking at the top five, Steve, what is your sense, you mentioned that some of the FiOS work was finishing off for Verizon but how long can these companies operate with these reduced levels of capital spending?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
It really varies, John, by client, and I think a good way to think about it is both AT&T and Verizon have been relatively strong through the recession. I think when you look at capital budgets of $17 billion, $18 billion a year that’s a pretty big number in any industry. Verizon has said that they are looking at 2010 as the wind down of the program. There will be work that goes on after 2010 but on a more ad hoc basis. AT&T will extend. For those customers like AT&T and Verizon, I would expect the recovery coming out of the recession will be a little more muted because they’ve spent more during the recession. Smaller customers like CenturyLink and a number of others that may be involved with stimulus dollars actually I think will have more significant recoveries. Drew mentioned our tenth customer, Western Carolina Telephone. That is a fiber to home build that we have been at now for over a year and is going to be a project, of which there will be several others as the stimulus dollars go out. So I think somewhat muted with the larger carriers and probably a more pronounced snap back, John, with the smaller carriers.

John Rogers - D.A. Davidson & Co. — Analyst
And I’m sorry, your reference to the smart grid, what’s the opportunity there for you?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
What I can tell is you on the smart grid, we’ve been involved in a project for the municipal utility in Chattanooga, Tennessee where they are deploying a system-wide fiber network and they were able to secure — this is off the top of my head — about $110 million portion of the smart grid awards. And when you read the purpose of the award, it was to complete the build out of the entire system with fiber. And I assume they are going to use that for metering and backhaul and other demand monitoring initiatives. But we are seeing a number of power companies, either in the smart grid area or as we talked about last quarter and providing cellular backhaul, getting involved in deploying more fiber.

John Rogers - D.A. Davidson & Co. — Analyst
Okay. Thank you. One other question. In terms of your settlement, what will be the cash impact and when will we see that?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
As it is with all of these things, John, you work through the details and you go through an opt out/opt in period depending on the state. And I think normally it would be anywhere from a three to nine month process depending on how it goes. That’s a pre-tax number that we gave you. So all things being equal, not a significant use of cash.

John Rogers - D.A. Davidson & Co. — Analyst
Okay. All right. But that’s the extent of it?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Yes.

John Rogers - D.A. Davidson & Co. — Analyst
Great. Thank you.

Operator
Our next question is from Alex Rygiel with FBR Capital Markets.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Good morning, Steve, how are you? Does your fiscal 2Q revenue guidance suggest there will be positive or negative year-over-year organic growth?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
I think it will be down, Alex, but it will be down less than this quarter.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
And do you think the fiscal third quarter might be that quarter where you start to annualize and have easier comps?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
I think there’s a number of variables there that we’d have to think through, but certainly the direction from this quarter into the second quarter would imply that. I think what we have to think through as we work through the last year, last significant year of this Verizon project, there will be some declining revenue although that project was also slowing in the back half of this year. So if it’s not the April quarter, it certainly won’t be much past mid-year.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
On the Verizon contract, how many months of Verizon FiOS work do you have embedded in your backlog?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We are still working on the details on the final signed amendment. We just have through 12/31.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
What is the timing of the signed amendment going to 2010?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We are still working through it Alex. We are not going to give any particular guidance on that.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Fair enough. On your G&A line, it looks like it’s starting to come down per quarter a little bit here. As we look out throughout the balance of the year should we expect the G&A figure in the $20 million to $23 million range, or will it run slightly higher than that?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We hope that it will pick up if revenue picks up. But as a percentage, we still have a number of things that we are working on, but we don’t expect that number to accelerate meaningfully as a percentage.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
As a percentage can it be, for the full year 2010, can it be below full year 2009?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We are not going to give full year 2010 guidance, Alex. There’s nothing in the business that says there is pressures on the G&A side other than areas that we might choose to spend some money on, as we’ve talked about before, on some of the IT initiatives and other things. But in terms of just operating the business, there are no pressures on G&A right now.

Alex Rygiel - Friedman, Billings, Ramsey Group, Inc. — Analyst
Great. Thank you.

Operator
Next we’ll go to Simon Leopold with Morgan Keegan. Please go ahead.

Simon Leopold - Morgan Keegan & Co., Inc. — Analyst
Thanks a lot. First, I wanted to clarify your press release on the forecast sales for the January quarter suggesting normal seasonal patterns. I’m assuming we could ignore last year’s abnormal pattern and we are looking at a 6%, 7% down a couple years ago and 14% sequential down in 2008. If I’m looking at the right numbers am I interpreting the forecast correctly and thinking it’s a high single digit, low double digit kind of sequential move?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
I think historically, just because of the number at work days in the quarter and the weather, that we have been in that low to mid teens, and I think I would be closer to there than I would be single digits. And the other thing is, as we’ve said, as we have one key customer that is realigning where they spend money, that’s a bit of an overhang on that number too.

Simon Leopold - Morgan Keegan & Co., Inc. — Analyst
Okay. Great. And in terms of looking at the some of the activities that might be helping you out here, I think you have mentioned before doing some of the fiber construction for cell site backhaul. Can you quantify what that business has been in the most recent quarter and how you are thinking about it as a contributor?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We haven’t broken it out specifically, but I can tell you that there are a number of initiatives going into calendar ‘10 that in aggregate are in the thousands in terms of the number of cell sites that we would be deploying to. As we talked about the opportunity before, Simon, it’s a nice piece of business. We are seeing it not only through our master service contracts with the telephone companies. We are seeing it with the cable operators. We have a couple of projects where we are also seeing it for power companies, and we are even seeing some opportunities which we’ll address cautiously where there are essentially tower CLEC that are being created to provide the service in a number of instances. So it’s a real opportunity. We’ve talked about it as a 4%, 5% opportunity in annual revenue, maybe more, but it’s certainly helpful on the construction services that we supply to the cable companies in particular.

Simon Leopold - Morgan Keegan & Co., Inc. — Analyst
If we look at the broadband stimulus opportunity, understandably it’s hard to judge timing. But let’s just say whenever it gets started how do you think about how to quantify that opportunity?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
If you go through the list, we have a number of clients that have applied for stimulus dollars. In some instances, we helped support those applications as part of the process of applying. And you go through that, it’s hard to understand exactly how the awards are going to be made, but we feel good that generally the opportunities we would focus on are with existing carriers or cooperative carriers or folks that are in the telecommunications business now, which at the end of the day I think will be the most reliable way to play that opportunity.

Simon Leopold - Morgan Keegan & Co., Inc. — Analyst
And just one last one. If you step back and look at the remainder of the fiscal year, how do you think your sales trend, at least relative to service provider CapEx trends, above, below, and how do you see the variance?

Steve Nielsen - Dycom Industries, Inc. — President, CEO

We’ll talk about it qualitatively, Simon. It’s difficult, as we discussed before, to have a direct correlation either quarter to quarter, or even half year to half year, because there’s inventory build and burn cycles that can influence CapEx. There can be other things. I would say, for example, on the cable side for construction, I think overall cable CapEx, as I read forecast, is to be flat to down particularly because of CPE expenditures. But, without a doubt, spending on fiber deployments for the cell sites is going to be up pretty significantly. So it’s tough to correlate that.
Clearly Verizon has said that they are looking at 2010 as the year where they conclude the bulk of the FiOS program. There are things that are going to continue after that. But I would say once we get through mid-year, we’ll be looking backwards at where the FiOS impacts have been for the most part, as we lap the middle part of the next calendar year. I think that is consistent, at least with what I’ve read from commentary from other carriers, and consistent with what they’ve said.

Simon Leopold - Morgan Keegan & Co., Inc. — Analyst
Okay, thank you, I appreciate it, thanks.

Operator
Next we’ll go to Jordan Teramo with Brigade Capital.

Jordan Teramo - Brigade Capital — Analyst
Can you be more a little more clear in terms of what the FiOS concluding means for you in terms of revenue? Any idea of that 17% you said or whatever it is?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
What we’ve historically said, Jordan, is that of the revenue in any given quarter, there’s a third, sometimes 40% that is involved in routine expenditures or things that are not directly related to the fiber deployment program. So, for example, subsequent to the end of this quarter we actually gained a master service agreement in Virginia with Verizon for their routine, business as usual type activity. So we have that going. There are portions of the program, as you followed it in some of the metropolitan areas and in some of the multiple growing unit activities that I think we’ll expect to see go beyond that. But the bulk of the heavy path creation expenditure is something that has been very well indicated by Verizon to be, for the most part, concluded by the end of next year.

Jordan Teramo - Brigade Capital — Analyst
So if you can think like 60% to 70% of the 15% this quarter is going to go to zero?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
No. That’s not what I said. First I said that the program, the heavy path creation, which is not of that magnitude, will wind down but there will be some path creation where there are franchise commitments and other things that will go forward. There is MDU construction that we think will go forward and there will be opportunities on the business as usual side. So in this particular quarter as we look at just the October results and try to disaggregate those activities that are most affected going forward, that number was in the order of $8 million to $12 million, round numbers. That’s the number.

Jordan Teramo - Brigade Capital — Analyst
$8 million to $12 million a quarter is the FiOS number?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Yes. And it’s not a science because we don’t know. They haven’t settled their budgets for next year. We don’t know exactly where it’s going to be but if we look at the October quarter, that would be a reasonable approximation.

Jordan Teramo - Brigade Capital — Analyst
In terms of free cash, is there much more to get out of working capital or do you feel like just taking $4.0 million of interest expense a quarter and $45 million in CapEx are basically the biggest cash uses this year?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Some of the interest expense is amortization. So some of that is non-cash. I think on the working capital side, a big construction intensive program like FTTP has generally used a little bit heavier amount of working capital than the rest of the business. So I would actually expect, as that business comes in, as we’ve talked about, that actually DSOs will probably trend down. So there’s not a lot to come out but there will certainly be some cash flows out of that part of the business.

Jordan Teramo - Brigade Capital — Analyst
Can you give an idea of just ballparking what you think revenue declines for the year can be if you exclude FiOS? Or if you exclude FiOS will it be flat?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We are not giving guidance for the year, and we are what appears to be the end of an economic cycle in the recession, and we’ve got stimulus dollars coming out. We have some emerging opportunities on this wireless backhaul. And to just slice and dice it and say where we think we are going to be six or nine months from now, I just don’t think would be a fruitful exercise other than to say that we have robust liquidity. We think that as the business shifts around that will only increase. We have some CapEx needs but they are all manageable and things we get good pricing on, so we think we’ll throw off some free cash flow. As opportunities present themselves, usually coming out of a recession, there are growth opportunities.

Jordan Teramo - Brigade Capital — Analyst
And what kind of leverage are you comfortable with? Talk about your acquisition strategy in terms of multiples you wouldn’t pay or what you would pay.

Steve Nielsen - Dycom Industries, Inc. — President, CEO
We are not going to negotiate hypothetical acquisitions before we see them, but I can tell you that historically in the right climate we obviously have carried sometimes between 1 to 1.5, 2 times leverage. But at this point between undrawn availability on a revolver and cash and what we think we see for free cash flow, it’s a several hundred million dollar number. So I’m not particularly focused on the debt side of the balance sheet right now.

Jordan Teramo - Brigade Capital — Analyst
But in terms of overall leverage would you want to keep it at 2 times or below?

Steve Nielsen - Dycom Industries, Inc. — President, CEO
Historically, when service businesses lever up too much, they get surprised. And at this point, and this may be an old-fashioned perspective, but we have growing tangible net worth, we have good book value per share, we’ve got lots of room on our covenants. And I think in an economy that is still somewhat weak and just beginning to come out of recession, that’s the right balance sheet to have. This isn’t the time to make a significant bet on leverage in this type of an economy.

Jordan Teramo - Brigade Capital — Analyst

Thank you.

Operator
We have a follow-up from John Rogers. Please go ahead.

John Rogers - D.A. Davidson & Co. — Analyst
Thanks, sorry, I’ve got it taken care of.

Operator
(Operator Instructions) No questions in queue.

Steve Nielsen - Dycom Industries, Inc. — President, CEO
All right. We thank everybody for your time and attention and we’ll talk to you at the end of February at our next results conference call.

Operator
Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.

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